Exhibit 3.2

FOURTH RESTATED CERTIFICATE OF INCORPORATION

OF UNITED RENTALS, INC.

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is United Rentals, Inc. The Corporation was incorporated under the name “United Rentals Holdings, Inc.” The original Certificate of Incorporation (the “Original Certificate”) of the Corporation was filed with the Secretary of State of the State of Delaware on July 20, 1998. The Original Certificate was amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 5, 1998. That Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 29, 1998 and a Certificate of Amendment of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 7, 2007 (as amended, the “Amended and Restated Certificate of Incorporation”). That Amended and Restated Certificate of Incorporation was amended by a Certificate of Elimination filed with the Secretary of State of Delaware on March 16, 2009 and restated by a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 16, 2009 (the “Restated Certificate of Incorporation”). That Restated Certificate of Incorporation was amended by two Certificates of Amendment filed with the Secretary of State of the State of Delaware on May 4, 2017 and restated by the Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 4, 2017 (the “Third Amended and Restated Certificate of Incorporation”). The Third Amended and Restated Certificate of Incorporation was amended by the Certificate of Change of Registered Agent and Registered Office on June 1, 2017.

2. Pursuant to Section 245(a) of the Delaware General Corporate Law, this Fourth Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Third Amended and Restated Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Third Amended and Restated Certificate of Incorporation.

3. Pursuant to Section 245(c) of the Delaware General Corporation Law, this Fourth Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Third Amended and Restated Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Fourth Restated Certificate of Incorporation.

4. The terms and provisions of this Fourth Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

5. The text of the Third Amended and Restated Certificate of Incorporation is hereby restated to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is United Rentals, Inc.

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

A.	The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The amount of the total authorized capital stock of the Corporation is 505,000,000 shares, divided into (a) 500,000,000 shares of Common Stock having a par value of $0.01 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.01 per share.

B.	The Preferred Stock may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights; (d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

ARTICLE IV.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE V.

A.	By-Laws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Fourth Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

B.	Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this Fourth Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII and IX of this Fourth Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

ARTICLE VI.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the “Board”). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Fourth Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A.	Number of Directors. The number of directors comprising the entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

B.	Terms of Directors. At each annual meeting of stockholders beginning with the 2008 annual meeting of stockholders, the directors shall be elected for a term of office to expire at the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, shall continue in office for the remainder of his or her elected term or until his or her earlier death, resignation or removal.

C.	Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of their successors or the earlier of their death, resignation or removal.

D.	Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that any director who prior to the annual meeting of stockholders in 2008 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2008, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote at an election of directors, voting together as a single class.

E.	Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock.

F.	Written Ballot Not Required. The election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII.

The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

ARTICLE VIII.

In furtherance and not in limitation of the powers conferred by law or in this Fourth Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

ARTICLE IX.

Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Restated Certificate of Incorporation to be duly executed this 1st day of June, 2017.

United Rentals, Inc.

By:	/s/ Joli L. Gross

Name: Joli L. Gross
Title: Senior Vice President, General Counsel and Corporate Secretary